Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

E-Z-EM, Inc.

— and —

O’Dell Engineering Ltd.

— and —

Philip C. O’Dell

January 16, 2005

ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into and effective as of January 16, 2005 by and among E-Z-EM, Inc., a corporation organized and existing under the laws of the State of Delaware (“Purchaser”), O’Dell Engineering Ltd., a corporation organized and existing under the laws of Ontario (“Seller”) and Mr. Philip O’Dell, an individual resident in the Province of Ontario (“Shareholder”).

WITNESSETH

         WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to acquire from Seller certain assets that Seller owns or in which Seller has an interest, on the terms and subject to the conditions set forth herein; and

         WHEREAS, Shareholder is the sole shareholder and officer of Seller;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

1.1	Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Acquired Books and Records” has the meaning set forth in Section 2.1.7.

“Action” means any action, suit, hearing, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit, whether civil, criminal, administrative or otherwise. For purposes of this Agreement, “pending” Actions and Proceedings include demands, claims, notices of violations, and demand letters.

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls 5% or more of any class of Equity Interest (including any Equity Interest issuable upon the exercise of any Option) of that Person or any of its Affiliates, or (c) any director, manager, member, partner, officer, agent, employee or relative of such Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by Contract or otherwise.

“Agreement” means this Agreement and the Exhibits and Schedules hereto (other than the Ancillary Agreements, to the extent required by the context) and the certificates delivered in connection herewith, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the O’Dell Restrictive Covenant, and all other Contracts to be delivered in connection with the transactions contemplated by this Agreement.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including, the goodwill related thereto, operated, owned, licensed or leased by or in the possession of such Person, including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property including the goodwill related thereto.

“Assigned Licenses” has the meaning set forth in Section 2.1.4.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2.2.

“Assumed Obligations” has the meaning set forth in Section 2.3.

“Bill of Sale” has the meaning set forth in Section 3.2.1.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business, including budgets, data bases, pricing guidelines, ledgers (including general financial ledgers), journals, deeds, records, files and other data relating to current and past orders and jobs and prospect lists for future orders and jobs, Contracts, Licenses, customer and supplier lists, mailing lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business” means the business of Seller relating and/or involving the development, commercialization, exploitation, marketing, manufacturing and sale of the RSDL Products and the RSDL Technology.

“Business Contracts” has the meaning set forth in Section 2.1.6.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“CCC Contract” means the contract dated November 21, 2003 (5FB0A-04/x809/001/PV) between the Canadian Commercial Corporation and the Seller.

“Claim Notice” has the meaning set forth in Section 9.4.1.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and any successor legislation thereto.

“Condition” as it relates to any Person or business, means the condition (financial or otherwise), results of operations, Assets and Properties and prospects of such Person or business.

“Confidential Information” has the meaning set forth in Section 7.4.

“Constating Documents” means, with respect to any Person (i) the articles of incorporation, organization or formation forming such Person (or any similar document or certificate serving such function) and all amendments thereto, (ii) the bylaws, agreement of general or limited partnership, limited liability company operating agreement, as applicable, and (iii) all resolutions of directors, committees, shareholders, members, managers, partners, as applicable, of such Person.

“Consulting Term” has the meaning set forth in Section 7.1.

“Contract” means any written or oral contract, agreement, undertaking, understanding, promise or commitment, whether express or implied, and whether or not legally binding.

“Customer Orders” has the meaning set forth in Section 2.1.5.

“Emergency Services” means police, firefighting, ambulance and hospital furnished emergency medical services including search and rescue organizations.

“Employment Offer” means the written offer of employment from an Affiliate of Purchaser to Jasmine Rakic, in the form attached as Exhibit B hereto.

“Equity Interest” means, as applicable, shares of capital stock, partnership interests, membership interests, equity interests, quotas, or any similar term under applicable Law, including nominee, qualifying and similar shares.

“Field of Use” means military, including chemical weapon demilitarization and area remediation, and Emergency Services, but excludes Canadian military sales.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, board, bureau, department, authority, agency, commission, official or other instrumentality of the United States, Canada, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Improvements” has the meaning set forth in Section 7.5(a).

“Indebtedness” of any Person means all obligations of such Person (or any other Persons if secured by the Assets and Properties of such first Person) (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Indemnified Party” has the meaning set forth in Section 9.4.1.

“Indemnified Person” has the meaning set forth in Section 9.1.

“Indemnifying Party” has the meaning set forth in Section 9.4.1.

“Initial Payment” has the meaning set forth in Section 2.5(a)(ii).

“Intellectual Property” means, without duplication, all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, Trade Secrets, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs, confidential and proprietary information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how, ideas, developments and all pending applications for and registrations of patents, trademarks, service marks and copyrights, including all unregistered Intellectual Property rights pertaining to the Business and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

“Intellectual Property Assets” means the RSDL Technology and the Improvements.

“Inventions” has the meaning set forth in Section 7.5(b).

“Knowledge” or “Know” or “Known” means, with respect to Seller, the knowledge of any director, officer or employee of Seller, or all of them, as the case may be, as well as matters that either Shareholder or any director, officer or employee of Seller, or all of them, as the case may be, should have known, after due inquiry.

“Labor Claims” has the meaning set forth in Section 6.

“Laws” means all laws (including common law), statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, Canada any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, known or unknown, fixed or otherwise, or whether due or to become due).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Liens” means any mortgage, deed of trust, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” means any and all damages, fines, fees, penalties, deficiencies, Liabilities, losses and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any third party claims or (ii) successfully asserting or disputing any rights under this Agreement against any party hereto or otherwise).

“Net Sales” means the amount of sales of a product less any discounts, rebates, chargebacks, returns, allowances, royalties paid to third parties, pre-paid freight and insurance and uncollectible receivables.

“New Product” has the meaning set forth in Section 7.5(b).

“Nonassignable Contract” has the meaning set forth in Section 2.2.

“Nonassignable License” has the meaning set forth in Section 2.2.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any Equity Interest of such Person or any security of any kind convertible into or exchangeable or exercisable for any Equity Interest of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of Equity Interests of such Person, including any rights to participate in the equity, income or election of directors or officers or Persons holding like positions or performing like functions of such Person.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority and also includes a division of any Person.

“Prohibited Worker” shall have the meaning set forth in Section 7.9.1;

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Purchaser” has the meaning set forth in the preamble.

“RC Term” shall have the meaning set forth in Section 7.8.1;

“Retained Obligations” has the meaning set forth in Section 2.4.

“Royalty Payment” has the meaning set forth in Section 2.5(a)(vi).

“RSDL Consent” has the meaning set forth in Section 3.2.3.

“RSDL License Agreement” means the license agreement effective May 14, 1996 between Her Majesty the Queen in Right of Canada, as represented by the Minister of National Defence, and O’Dell Engineering Ltd., as amended by that First Amending Agreement dated April 1, 1999.

“RSDL Product” means any solution, lotion, foam, cream, barrier cream, skin decontaminant or substance for topical application in humans, the manufacture, use, or sale of which incorporates any aspect of the RSDL Technology.

“RSDL Technology” means all Intellectual Property directly or indirectly relating to the RSDL License Agreement.

“Sale Assets” has the meaning set forth in Section 2.1.

“Seller” has the meaning set forth in the preamble.

“Services” has the meaning set forth in Section 7.1.

“Shareholder” has the meaning set forth in the preamble.

“Software License” has the meaning set forth in Section 7.13.

“Support” has the meaning set forth in Section 7.13.

“Tax” or “Taxes” means all federal, state, provincial, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, sales, use, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Tax Returns” means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

“TD Fund” means the Technology Development Fund, as defined in the RSDL License Agreement.

“Termination Agreement” has the meaning set forth in Section 3.2.8.

“Territory” shall have the meaning ascribed to it in the RSDL License Agreement.

“Therapex Agreement” means that certain representation and supply agreement made February 11, 1997 between the Therapex division of E-Z-Em Canada, Inc. and the Seller.

“Third Party Claim” has the meaning set forth in Section 9.4.1.

“Trade Secrets” has the meaning set forth in the Economic Espionage Act of 1996, as the same may be amended from time to time.

“Treaty” has the meaning set forth in Section 2.7.1.

“US Government Contract” means the contract effective as of October 31, 2003 between US Med Research ACQ Activity and Canadian Commercial Corporation W81XWH-04-D-001, as amended by MOD A00001, effective as of July 13, 2004, P00001, effective as of July 16, 2004 and P00002, effective as of August 20, 2004.

“VRS” means Vanguard Response Systems Inc., a corporation organized under the laws of the Province of Ontario, and an Affiliate of Seller.

1.2

Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refer to the specified Section of this Agreement; (v) the term “other party” refer to Seller, on the one hand, and Purchaser, on the other; (vi) the phrases “ordinary course of business” and “ordinary course of business consistent with prior practice” refer to the business and practice of Seller and (vii) the phrase “including” shall mean “including without limitation”.

2.	PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1

Sale Assets. Subject to and upon the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, assign and deliver to Purchaser and Purchaser hereby agrees to purchase, free and clear of all Liabilities and Liens, other than the Assumed Obligations, all of Seller’s right, title and interest in and to the following Assets and Properties (collectively, the “Sale Assets”) on the Closing Date such that Purchaser shall have good and marketable title thereto:

2.1.1	all Assets and Properties relating to the RSDL Technology and/or the Business;

2.1.2	the TD Fund, and all research, developments, improvements, products, information, contacts and other rights and benefits related thereto;

2.1.3	all Improvements;

2.1.4	all Licenses relating to the Business (the “Assigned Licenses”);

2.1.5

all customer orders of Seller relating to the Business as at the Closing Date, which shall be the customer orders set forth on Schedule 2.1.5, minus orders that are filled between the date of Schedule 2.1.5 and the Closing Date, plus orders entered into in the ordinary course of business consistent with prior practice between the date of Schedule 2.1.5 and the Closing Date (the “Customer Orders”);

2.1.6

all Contracts (other than the Customer Orders) (i) to which Seller is a party, relating to the Business, including the RSDL License Agreement, Contracts relating to suppliers, sales representatives, dealers, distributors, marketing arrangements, maintenance agreements, manufacturing arrangements, confidentiality agreements and non-compete agreements, and (ii) described herein as pending Contracts, provided that this Section 2.1.6 shall transfer the exclusive right, but not the obligation, to negotiate and enter into each such Contract (collectively, the “Business Contracts”), a list of which Business Contracts is set forth on Schedule 2.1.6;

2.1.7	all Books and Records of Seller other than those not directly or indirectly related to the Business (the “Acquired Books and Records”); and

2.1.8

all other Assets and Properties of any kind of Seller that relating to, employed in connection with or otherwise necessary or beneficial for the operation of the Business, in each case not otherwise set forth in this Section 2.1. For greater certainty, this Section 2.1.8 shall not include any office furniture or office equipment of Seller.

2.2

Nonassignable Contracts and Permits. To the extent that any Customer Order or Business Contract (a “Nonassignable Contract”) or any License (a “Nonassignable License”) is not assignable or transferable without the consent or waiver of the issuer thereof or the other party thereto or any third party (including any Governmental or Regulatory Authority) or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any Law or Order, this Agreement shall not constitute an assignment or transfer, or an attempted assignment or transfer thereof until such consent or waiver has been obtained, and the following provisions shall be applicable:

2.2.1

Seller shall use its best efforts and Purchaser shall reasonably cooperate therewith, to obtain the consents and waivers referred to in this Section 2.2. To the extent that any consent or waiver referred to in this Section 2.2 is not obtained by Seller, Seller shall (A) provide to Purchaser at Seller’s expense the benefits of any such Nonassignable Contract and/or any such Nonassignable License, (B) cooperate in any reasonable and lawful arrangement requested by Purchaser designed to provide such benefits to Purchaser, and (C) at the request of Purchaser, enforce for the account of Purchaser at Seller’s expense any right of Seller arising from any such Nonassignable Contract and/or Nonassignable License against such issuer or the other party or parties thereto (including the right to elect to terminate in accordance with the terms thereof on the advice of Purchaser).

2.2.2

To the extent that Purchaser is provided the benefits pursuant to this Section 2.2 of any such Nonassignable Contract, Purchaser shall perform for the benefit of the issuer thereof or the other party or parties thereto, the obligations of Seller thereunder or in connection therewith, but only to the extent that (i) such performance would not result in any default thereunder or in connection therewith and (ii) such obligations would have been Assumed Obligations, but for the nonassignability or nontransferability thereof.

2.2.3	The provisions of this Section 2.2 shall not affect Purchaser’s obligation to indemnify Seller and any other Person pursuant to Section 9.

2.3

Assumed Obligations. Purchaser is not assuming any obligations in connection with the sale, transfer, conveyance, assignment and delivery of the Sale Assets pursuant to this Agreement except for the obligations of Seller set forth on Schedule 2.3, but only to the extent arising and to be performed on or after the Closing Date, and excluding any such obligations arising or to be performed prior to the Closing Date (the “Assumed Obligations”), provided, however, that notwithstanding anything herein to the contrary, Purchaser shall assume such obligations only to the extent that Purchaser receives the benefits relating to such Assumed Obligations.

2.4

Retained Obligations. Purchaser shall not assume any of the Liabilities of Seller other than the Assumed Obligations. Without limiting the foregoing, except for the Assumed Obligations, Seller shall be responsible for and shall discharge in a timely manner all Liabilities incurred by Seller (the “Retained Obligations”).

2.5	Purchase Price. (a) The purchase price for the Sale Assets shall be Five Million Dollars ($5,000,000.00) plus the amount payable pursuant to Section 2.5(a)(vi)

(the “Purchase Price”), payable as follows (provided that in no event shall the Purchase Price exceed Thirteen Million Dollars ($13,000,000.00)):

(i)	Five Hundred Thousand Dollars ($500,000.00) payable on the signing of this Agreement by way of certified check or wire transfer (the “Deposit”);

(ii)	Two Million Five Hundred Thousand Dollars ($2,500,000.00) payable at the Closing by way of certified check or wire transfer (the “Initial Payment”);

(iii)	Six Hundred Thousand Dollars ($600,000.00) on the date which is 180 days after the Closing Date;

(iv)	Seven Hundred Thousand Dollars ($700,000.00) on the first anniversary of the Closing Date;

(v)	Seven Hundred Thousand Dollars ($700,000.00) on the second anniversary of the Closing Date; and

(vi)	the sum of (A) five percent (5%) of all Net Sales of RSDL Products made in the Field of Use (plus Canadian military sales) in the Territory (plus Canada), plus

(B) one percent (1%) of the portion of all federal grants or awards to Purchaser that are specifically allocated by the applicable federal agency or official for capital expenditures by Purchaser to produce RSDL Product, in each case after the Closing Date (the “Royalty Payment”), up to a maximum of Eight Million Dollars ($8,000,000.00); provided however, that the right to receive Royalty Payments shall not apply to any Net Sales, grants or awards made after the seventh anniversary of the Closing Date, even if the aggregate amount of Royalty Payments actually earned pursuant to this Section 2.5(a)(vi) with respect to Net Sales, grants or awards through such date is less than $8,000,000.00, unless the contract for such Net Sales was executed or the grant or award approved prior to the seventh anniversary of the Closing Date (and the $8,000,000.00 cap has not yet been reached). For greater certainty, in no circumstances shall the total amount of the Royalty Payments exceed $8,000,000.00.

(b)

Subject to the limitations set forth in Section 2.5(a)(vi), installments of the Royalty Payment shall be paid quarterly within forty-five (45) days of the end of each fiscal quarter of Purchaser in which payment for the RSDL Products that generated such Net Sales are received by Purchaser.

2.6

Allocation of Purchase Price. Seller and Purchaser shall, and shall cause their respective Affiliates to, allocate the Purchase Price (including for this purpose the Assumed Obligations) among the Sale Assets in an amount equal to their fair market value as set forth on Schedule 2.6. Seller and Purchaser each agrees to be bound by the allocations set forth in this Section 2.6, and to file, or cause to be filed, all other Tax Returns in a manner consistent with such allocation, and not to take any actions inconsistent therewith.

2.7	Withholding Tax.

2.7.1

As required by the Code or any other applicable law, Purchaser will withhold any required amount from payments to Seller hereunder for payment to the appropriate taxing authority. Any amount so withheld from will be treated as paid to the Seller for purposes of this Agreement. Unless otherwise required by law, Purchaser will withhold 10% of any amounts treated as interest for U.S. federal income tax purposes that qualify for such 10% rate pursuant to the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital (the “Treaty”), provided that Seller executes and files such forms or other documents as may be required to secure his entitlement to such rate under the Treaty, including the furnishing by Seller of Internal Revenue Service Form W-BEN to Purchaser. If Seller fails to execute or file any such forms, or otherwise fails to take action to secure his entitlement to the 10% rate provided under the Treaty, Purchaser will withhold 30% of any amounts that are treated as interest for U.S. federal income tax purposes.

2.7.2

With respect to payments made under Section 2.5 hereof, where a portion any such payment is treated as interest for U.S. federal income tax purposes, such portion will be calculated by reference to the “test rate” set forth in Treasury Regulation Section 1.1274-4, which is the lowest “applicable Federal rate” in effect during the three month period ending with the month in which the Closing Date occurs.

3.	CLOSING

3.1

Closing Date and Time. The closing of the purchase and sale of the Sale Assets (the “Closing”) shall take place on or before February ___, 2005 at the offices of Davies Ward Phillips & Vineberg, LLP, 625 Madison Avenue, 12th Floor, New York, NY 10022, with effect as of 9:00 a.m. (the “Closing Date”).

3.2	Seller Deliveries. At the Closing, Seller shall deliver to Purchaser:

3.2.1	a bill of sale in the form of Schedule 3.2.1, duly executed by Seller (the “Bill of Sale”);

3.2.2	an assignment and assumption agreement in the form of Schedule 3.2.2, duly executed by Seller (the “Assignment and Assumption Agreement”);

3.2.3

the written consent of Her Majesty the Queen in Right of Canada, as represented by the Minister of National Defence, to the transfer of the RSDL License Agreement to Purchaser or an Affiliate of Purchaser, which consent, for the avoidance of doubt, shall also amend certain of the provisions of the RSDL License Agreement and shall be in the form of Schedule 3.2.3 (the “RSDL Consent”);

3.2.4	the written consent of the Canadian Commercial Corporation to the transfer of the CCC Contract to Purchaser or an Affiliate of Purchaser (the “CCC Consent”);

3.2.5	the Acquired Books and Records, which shall be delivered constructively;

3.2.6

such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance satisfactory to Purchaser’s counsel, as shall be required to vest in Purchaser good and marketable title to the Sale Assets free and clear of all Liabilities and Liens other than the Assumed Obligations;

3.2.7	such documents as Purchaser may reasonably request to release all outstanding Liens on the Sale Assets other than Liens with respect to the Assumed Obligations;

3.2.8	a termination agreement in the form of Schedule 3.2.8, duly executed by Seller with respect to the Therapex Agreement (the “Termination Agreement”);

3.2.9	a Certificate of Good Standing for Seller issued by the Province of Ontario dated not more than five (5) days prior to the Closing Date;

3.2.10	a legal opinion of counsel to Seller in the form of Schedule 3.2.10;

3.2.11	a check of the Seller in the amount of Canadian fifty thousand dollars ($50,000.00) payable to E-Z-EM Canada, Inc. in satisfaction of the loan made by E-Z-EM Canada, Inc. to Seller;

3.2.12	such documents as Purchaser may request to transfer the Intellectual Property Assets; and

3.2.13	all other documents required to be delivered to Purchaser under the provisions of this Agreement.

3.3	Purchaser Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

3.3.1	the Initial Payment by wire transfer of immediately available funds to such account as Seller shall designate.

3.3.2	the Assignment and Assumption Agreement, duly executed by Purchaser.

3.3.3	the Termination Agreement, duly executed by Purchaser.

3.4	Employment Offer. On or before the Closing, an Affiliate of Purchaser shall have delivered the executed Employment Offer to Jasmine Rakic.

3.5	Operation of the Business of Seller. Between the date of this Agreement and the Closing, Seller shall (and Shareholder shall cause Seller to):

3.5.1	conduct the RSDL Business only in the ordinary course of business;

3.5.2

except as otherwise directed by Purchaser in writing, and without making any commitment on Purchaser’s behalf, use its best efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, employees, agents and others having business relationships with it;

3.5.3	confer with Purchaser prior to implementing operational decisions of a material nature;

3.5.4	otherwise report periodically to Purchaser concerning the status of its business, operations and finances in any way material to the Sale Assets and/or the Assumed Obligations;

3.5.5	maintain the Sale Assets in a state of repair and condition that complies with all legal requirements and is consistent with the requirements and normal conduct of Seller’s business;

3.5.6	keep in full force and effect, without amendment, all material rights relating to Seller’s business;

3.5.7	comply with all Laws and contractual obligations applicable to the operations of Seller’s business;

3.5.8

cooperate with Purchaser and assist Purchaser in identifying the governmental authorizations required by Purchaser to operate the business from and after the Closing Date and either transferring existing governmental authorizations of Seller to Purchaser, where permissible, or obtaining new governmental authorizations for Purchaser;

3.5.9

upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Purchaser to consummate the transactions contemplated by this Agreement, all without further consideration; and

3.5.10	maintain all Acquired Books and Records of Seller relating to Seller’s business in the ordinary course of business.

3.6

Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, and Shareholder shall not permit Seller to, without the prior written Consent of Purchaser, (a) make any modification to any material Contract or governmental authorization; or (b) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Sale Assets, the RSDL Business or the Assumed Obligations.

3.7	Notification. Between the date of this Agreement and the Closing, Seller and Shareholder shall promptly notify Purchaser in writing if any of them becomes aware of

3.7.1	any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties made as of the date of this Agreement or

3.7.2

the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s or either Shareholder’s discovery of, such fact or condition. During the same period, Seller and Shareholder also shall promptly notify Purchaser of the occurrence of any breach of any covenant of Seller or Shareholder in Section 3.5 or 3.6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 10.1 impossible or unlikely.

3.8	Further Assurances.

3.8.1

At any time or from time to time after the Closing, at Purchaser’s request and without further consideration, Seller and Shareholder shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Sale Assets and, to the fullest extent permitted by Law, to put Purchaser in actual possession and operating control of the Sale Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to fulfill their obligations under this Agreement and the Ancillary Agreements to which they are a party.

3.8.2

Seller shall not in any manner, directly or indirectly, take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other Persons having business relations with the Business from maintaining the same business relationships with Purchaser at any time after the date of this Agreement as were maintained with Seller and its Affiliates prior to the date of this Agreement. Seller will immediately give notice of and convey any and all inquiries by a customer or by any other Person, relating to or in connection with any Customer Order, Contract, the Business or RSDL Technology, to Purchaser.

3.8.3

Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller, with full power of substitution, in the name of Seller, or Purchaser, but on behalf of and for the benefit of Purchaser: (i) to demand and receive from time to time any and all the Sale Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all Actions or Proceedings that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Sale Assets, (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Sale Assets, and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Purchaser shall deem desirable. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason; provided, however, that Purchaser shall not institute or prosecute any Action in Seller’s name unless (x) Purchaser has been advised by counsel that it may not institute or prosecute such Action in its own name, (y) Purchaser shall first obtain the written consent of Seller to bring such Action, which consent shall not be unreasonably withheld, delayed or conditioned, and (z) such Action shall be brought at Purchaser’s own expense unless Purchaser is entitled to indemnification for the costs, fees or expenses of such Action pursuant to Section 9.1.

3.8.4

At any time after the Closing upon the written request of Purchaser to Seller or Seller to Purchaser stating the need therefor for litigation, Tax or accounting purposes, the party receiving such request shall (i) make or cause to be made available to the other party, its Affiliates or successors, and permit such other party and its agents to inspect and copy, the Books and Records of the party receiving such request (which for purposes hereof shall be limited to the Acquired Books and Records if Purchaser is the party receiving such request) and (ii) assist in arranging discussions with (and calling as witnesses) officers, employees and agents of the party receiving such request on matters relating to the Sale Assets, the Assumed Obligations and the Retained Obligations subject to the reimbursement of the party receiving such request for any actual out-of-pocket expenses incurred by the party receiving such request in the performance of its obligations under this Section 3.8.4.

3.8.5

Notwithstanding anything to the contrary contained in this Section 3.8, if the parties are in an adversarial relationship in any Action, the furnishing of information, documents or records in accordance with Section 3.8.4 shall be subject to applicable rules relating to discovery.

3.9	Best Efforts. Seller and Shareholder shall use their best efforts to cause the conditions in Section 10 to be satisfied.

4.	REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

         Seller and Shareholder hereby jointly and severally represent and warrant to Purchaser as follows:

4.1

Organization of Seller. Seller is duly organized, validly existing and in good standing under the Laws of the Province of Ontario and is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of its Assets and Properties relating to the Business, or the conduct or nature of Business, makes such qualification, licensing or admission necessary. Set forth on Schedule 4.1 is a list of all jurisdictions in which Seller is qualified to do business. Seller has complied with all requirements of fictitious name statutes in all jurisdictions in which it conducts the Business and has not conducted the Business under any name other than those listed on Schedule 4.1. Seller has all requisite power and authority to own its Assets and Properties relating to the Business and to carry on the Business.

4.2	Shareholder. Shareholder owns all of the issued and outstanding Equity Interests in Seller and no other Person has any Option or any other interest with respect to any Equity Interest in Seller.

4.3

Power and Authority. Seller has the full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements to which Seller or Shareholder is a party has been or will be duly and validly executed and delivered by Seller and/or Shareholder, as applicable. This Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of Seller and/or Shareholder, as applicable, enforceable against it or him in accordance with their respective terms. This Agreement and each Ancillary Agreement to which Seller is a party have been duly approved by all requisite action of Shareholder.

4.4

No Conflicts. The execution and delivery by Seller and Shareholder of this Agreement and the Ancillary Agreements to which it or he is a party, the performance by Seller and Shareholder of its or his obligations under this Agreement and the Ancillary Agreements to which it or he is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

4.4.1	conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Constating Documents of Seller;

4.4.2	conflict with or result in a violation or breach of any term or provision of any Law, Contract, or Order applicable to Seller or Shareholder or any of its or his Assets and Properties; or

4.4.3

(i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller or Shareholder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon such or any of its Assets and Properties under, any Contract to which Seller or Shareholder is a party or by which any of its or his Assets and Properties are bound.

4.5

Governmental Approvals and Filings. Except as set forth in Schedule 4.5, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller or Shareholder is required in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

4.6	Legal Proceedings.

4.6.1

There are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened against, relating to or affecting Seller, Shareholder or any of their respective Assets and Properties that (A) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Ancillary Agreements to Purchaser, or (B) if determined adversely to Seller or Shareholder could reasonably be expected to result in (a) any injunction or other equitable relief that could interfere in any respect with the Business or (b) Losses by Seller, individually, or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding Ten Thousand Dollars ($10,000).

4.6.2	There are no facts or circumstances Known to Seller or Shareholder that could reasonably be expected to give rise to any Action that would be required to be disclosed pursuant to Section 4.6.1.

4.6.3	There are no Orders outstanding against Seller or Shareholder.

4.6.4

Attached hereto as Schedule 4.6.4, are all responses of counsel for Seller to auditors’ requests for information regarding Actions or Proceedings pending or threatened against, relating to or affecting Seller or its Assets and Properties relating to the Business.

4.7

Compliance With Laws and Orders. Seller is now complying and has at all times since January 1, 2001 complied with all Laws and Orders applicable to the Business. Seller has not at any time since January 1, 2001 received notice that it is or has at any time since January 1, 2001 been, in violation of or in default under, any Law or Order applicable to it or to any of its Assets and Properties relating to the Business other than violations and defaults that have been fully cured as of the Closing Date. Neither the ownership nor use of the Sale Assets, nor the conduct of the Business, conflicts with the rights of any other Person, or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate, increased costs or payments, or loss of rights under, any terms or provisions of any Contract to which Seller is a party or by which Seller or its Assets and Properties may be bound or affected, or any Law or Order by which Seller or its Assets and Properties may be bound or affected, or reasonably justify any Action or penalty based thereon. Seller does not Know of any proposed Laws, Orders, Governmental or Regulatory Authority takings, condemnations or other proceedings that would be applicable to the Business before or after the Closing Date.

4.8	Taxes.

4.8.1

All Tax Returns and reports in respect of Taxes required to be filed with respect to Seller have been timely filed and all Taxes required to be shown on such Tax Returns and reports or otherwise due have been timely paid; all such Tax Returns and reports (insofar as they relate to the activities or income of Seller) are true, correct and complete in all respects; and the Seller has paid in full or set up an adequate reserve in respect of all material Taxes for the periods covered by such Tax Returns, as well as all other material Taxes, penalties, interest, fines, deficiencies, assessments and governmental charges that have become due and payable, including all Taxes that the Seller is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties.

4.8.2	Seller has not made any payments, is not obligated to make any payments, and is not a party to any Contract that under any circumstances could oblige it to make payments to any person upon a change of control of the Seller, in each case that would not be deductible under applicable tax laws.

4.8.3	There are no Tax liens imposed by any Governmental or Regulatory Authority outstanding against any Sale Assets.

4.9	Intellectual Property Rights.

4.9.1

The Intellectual Property Assets set forth in Schedule 4.9 constitute the only Intellectual Property used by Seller in the conduct of the Business or material to the Condition of the Business and no other Intellectual Property is used by Seller or is necessary or beneficial in the conduct of the Business. Seller owns and possesses all right title and interest in each item of the Intellectual Property Assets, free and clear of all Liens. Except as disclosed on Schedule 4.9, (i) Seller has the right to use the Intellectual Property Assets as used by it, (ii) Seller has not made any registrations or applications to Governmental or Regulatory Authorities in respect of such Intellectual Property Assets, (iii) there are no restrictions on the direct or indirect transfer of any such Intellectual Property Assets, (iv) there has been delivered to Purchaser prior to the execution of this Agreement, documentation with respect to any invention, process, design, computer program or other know-how or (without duplication) Trade Secret included in the Intellectual Property Assets, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or Trade Secret without reliance on the special knowledge or memories of others, (v) Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of its Trade Secrets, (vi) Seller has not granted any license to use the Intellectual Property Assets and (vii) Seller has no Knowledge that the Intellectual Property Assets are being infringed by any other Person.

4.9.2

The conduct of the Business is not infringing any Intellectual Property rights of any other Person and no claim is pending or, to the Knowledge of Seller has been threatened to such effect. There have been no claims and there is no basis for any claim challenging the scope, validity or enforceability of any of the Intellectual Property Assets.

4.9.3

Except as set forth in Schedule 4.9, Seller is not obligated to pay and Purchaser shall not be obligated to pay, any Person any royalty, fee or other consideration with respect to the use of the Intellectual Property Assets.

4.10	Contracts.

4.10.1	Schedule 4.10A contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none,

complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, are attached hereto as Schedule 4.10B) to which Seller is a party or by which the Sale Assets are bound or affected or relating to the Business or this Agreement:

(a)

all Contracts (excluding benefit plans) providing for a commitment of employment or consultation services for a specified or unspecified term, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract and any written or unwritten representations, commitments, promises, communications or courses of conduct involving an obligation of Seller to make payments (with or without notice, passage of time or both) to any Person in connection with, or as a consequence of, the transactions contemplated hereby or by any of the Ancillary Agreements or to any employee;

(b)

all Contracts with any Person containing any provision or covenant prohibiting or limiting its ability to engage in any business activity relating to the Business anywhere in the world or to compete with any Person anywhere in the world or prohibiting or limiting the ability of any Person to compete with it anywhere in the world;

(c)	all partnership, joint venture, shareholders’ or other similar Contracts relating to the Business;

(d)	all Contracts relating to the Business concerning the provision of services or products by or to any Person;

(e)	all Contracts with independent contractors relating to the Business;

(f)	all Contracts relating to Indebtedness relating to the Business;

(g)	all Contracts relating to the RSDL Technology, including the RSDL License Agreement; and

(h)

(A) all other Contracts relating to the Business that involve the payment or potential payment, pursuant to the terms of any such Contract, by or to it of more than Ten Thousand Dollars ($10,000), (B) all Contracts relating to the Business that cannot be terminated within thirty (30) calendar days after giving notice of termination without resulting in any cost or penalty to Seller and (C) and all of the Contracts that are material to the Business.

4.10.2

Each Contract required to be disclosed on Schedule 4.10A is in full force and effect and constitutes a legal, valid and binding Contract, enforceable in accordance with its terms, of each party thereto. Seller and each other party to the such Contracts have complied with such Contracts and there is not under any such Contract any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights thereunder. Seller is not obligated, nor can Seller be compelled, to renegotiate any such Contract.

4.10.3

Seller is not a party to or bound by any Contract that has been or could reasonably be expected to be, in the aggregate with any other such Contracts, adverse to the Condition of Seller or the Business.

4.10.4

Neither Seller nor Shareholder knows or has reason to know that any party to any Contract required to be set forth on Schedule 4.10A intends to terminate or seek to renegotiate such Contract, whether due to the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise.

4.10.5

Each Business Contract is disclosed on Schedule 4.10A, and except as set forth in Schedule 4.10.5, each Business Contract is assignable to Purchaser without the consent of any other party thereto or of any other purchaser.

4.11

Insurance. Since January 1, 2001, there have been no claims made under any insurance policies with respect to the Business. Neither Seller nor Shareholder has received notice that any insurer under any policy is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Neither Seller or Shareholder has any Knowledge of any threatened claims.

4.12

Affiliate Transactions. With respect to the Business (i) there are no Liabilities between Seller and any current or former officer, director, or stockholder of Seller or any Affiliate of any such officer, director, or stockholder, (ii) no current or former officer, director, or stockholder of Seller or any Affiliate of any such officer, director or stockholder provides or causes to be provided any assets, services or facilities to Seller, and (iii) Seller neither provides nor causes to be provided any assets, services or facilities to any current or former officer, director, or stockholder of Seller, or Affiliate of any such officer, director or stockholder.

4.13

Other Negotiations; Brokers. Neither Seller, Shareholder, any Affiliate thereof, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller, Shareholder or any such Affiliate, (i) has entered into a Contract that conflicts with this Agreement or any Ancillary Agreement to which it is a party, or (ii) has taken any action that could result in Purchaser, or any member, manager, officer, employee, agent or any Affiliate of Purchaser, being subject to any claim for liability under this Agreement or any Ancillary Agreement. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with this Agreement or any Ancillary Agreement on the basis of any act or statement made or alleged to have been made by Seller,

Shareholder, any Affiliate thereof, or any investment banker, financial advisor, attorney, accountant, or other Person retained by or acting for Seller, Shareholder or any such Affiliate.

4.14

Restrictions on Conduct of Business. Seller is not prohibited or restricted from conducting the Business (as presently conducted and as intended in the future to be conducted) by any Contract, any Order, Governmental or Regulatory Authority or Law.

4.15

Entire Business. The Sale Assets are all related to and used in connection with the Business and are sufficient to conduct the Business (as previously conducted and as intended in the future to be conducted). No Person (including Shareholder) other than Seller owns or has any right, title or interest in any of the Sale Assets and the Sale Assets constitute all of the Assets and Properties of Seller used in connection with the Business. Shareholder does not, either directly or through any ownership of any Equity Interest or other business interest in any Person directly or indirectly competing with the Business. For greater certainty, the Shareholder’s position as a director of VRS Inc. does not breach this Section 4.15.

4.16

Absence of Certain Business Practices. Neither Seller or any of Seller’s shareholders, directors, officers, employees or agents, nor any other Person acting on their behalf, has directly or indirectly, within the past five (5) years (i) given or agreed to give any contribution, gift or similar benefit to or for the private use of or at the direction of any customer, client, supplier, governmental employee or other Person who is or may be in a position to help or hinder Seller’s business (or assist Seller in connection with any actual or proposed transaction) that (A) might subject Seller to any damage or penalty in any Action in any jurisdiction, (B) if not given in the past, might have had an adverse effect on the Condition of Seller or the Business or (C) if not continued in the future, might adversely affect the Condition of Seller or the Business, (ii) established or maintained any unrecorded fund or asset for any purpose, or made any false or artificial entries on the books of account of Seller for any reason; or (iii) made any payments to any Person with the intention or understanding that any part of such payment was to be used for any other purpose than that described in the documents supporting the payment.

4.17	Customers and Suppliers.

4.17.1	Set forth on Schedule 4.17.1 are the names and addresses of the customers of the Business.

4.17.2

With respect to the Business, no supplier or customer has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with Seller, or has during the last 12 months, decreased or limited materially or threatened to decrease or limit materially, its services, supplies or materials to Seller or its usage of the RSDL Products, as the case may be. Seller has not received any notice that any such supplier or customer intends to cancel or otherwise modify its relationship with Seller and Seller has no Knowledge that the assignment of the Sale Assets to Purchaser will adversely affect the relationship of any such supplier or customer with the Business. All services and/or products provided by Seller have been provided in accordance with recognized industry standards and Seller does not have, nor will it have, any Liability to any Person with respect to any services performed and/or products manufactured prior to the Closing Date.

4.18

Title. Seller has good and marketable title to all of the Sale Assets, free and clear of all Liens and Liabilities (other than the Assumed Obligations) and upon transfer of the Sale Assets to Purchaser as provided herein, Purchaser shall have good and marketable title thereto, free and clear of all Liens and Liabilities (other than the Assumed Obligations).

4.19

Licenses. The only License necessary or beneficial for the carrying on of the Business and the ownership of the Sale Assets is the RSDL License Agreement. The RSDL License Agreement is valid, binding and in full force and effect and Seller has not received any notice that it is in default (or with the giving of notice or the lapse of time or both, would be in default).

4.20

Solvency. Seller’s Assets and Properties exceed its Liabilities and Seller is able to pay its obligations as they come due in the ordinary course of business. There has not been filed any petition or application, or any proceeding commenced which has not been discharged, by or against Seller with respect to any Assets and Properties of Seller under any Law relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors’ rights, and no assignment has been made by Seller for the benefit of creditors.

4.21

Disclosure Regarding Seller and the Business. No representation or warranty contained in this Agreement or any Ancillary Agreement, and no statement contained in any Schedule hereto or thereto or in any certificate, list or other writing furnished to Purchaser pursuant to any provision of this Agreement or any Ancillary Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. There is no fact concerning the Business which Seller or Shareholder has not disclosed to Purchaser in writing which materially and adversely affects (or may materially or adversely affect) the Business or its Condition.

5.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

5.1	Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2

Power and Authority. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action. This Agreement and the Ancillary Agreements to which it is a party have been duly and validly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

5.3

Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

5.4

Legal Proceedings. There are no Actions or Proceedings pending or, to the Knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties that could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal (i) the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which it is a party.

5.5

Other Negotiations; Brokers. Neither Purchaser, any Affiliate thereof, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Purchaser or any such Affiliate, (i) has entered into a Contract that conflicts with this Agreement or any Ancillary Agreement to which it is a party, or (ii) has taken any action that could result in Seller, Shareholder, or any Affiliate of Seller, being subject to any claim for liability as a result of entering into this Agreement or any Ancillary Agreement to which it is a party. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with this Agreement or any Ancillary Agreement on the basis of any act or statement made or alleged to have been made by Purchaser, any Affiliate thereof, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for Purchaser or any such Affiliate.

5.6

Liability Insurance. For a period equal to the earlier of (a) three years from the last installment of the Royalty Payment pursuant to Section 2.5(a)(vi)(A) and (b) seven years from the date hereof, Purchaser or an Affiliate shall maintain product liability insurance relating to the RSDL Products or any New Products in an amount consistent with current practice and shall include Seller as a named insured on any such policy.

6.	LABOR AND EMPLOYMENT MATTERS

         Notwithstanding anything herein to the contrary, Purchaser shall have no obligation to (i) offer employment to any employee of Seller or (ii) make any severance payment or make any other payment or provide any benefit to any employee of Seller. Furthermore, Purchaser and Seller agree that Purchaser shall assume no responsibility of any kind for any Liabilities directly or indirectly related to employees of Seller (“Labor Claims”), including any costs concerning Seller’s employees, their employment, or the termination of their employment, the cost of separation, severance, termination benefits, any employee benefits, compensation, or remuneration, or any Liabilities for wages, bonus, or other employee compensation of any nature and any obligations incurred in connection with any benefit plan of Seller. Additionally, Purchaser shall be under no obligation with respect to and any amounts payable in connection with any sales representative agreements (including the termination thereof) to which Seller is a party.

7.	CONSULTING SERVICES

7.1

Engagement. Purchaser shall engage the consulting services of Shareholder (the “Services”) on the terms and conditions set forth in this Section 7.1 for a period of three (3) years commencing on the date hereof (unless earlier terminated as provided herein) (the “Consulting Term”). Shareholder hereby accepts such appointment and agrees faithfully to render the Services and to promote the interest of the Company to the best of his ability. Shareholder shall perform the Services with the highest level of care, skill and diligence and shall use sound and professional principles and practices, in compliance with all applicable laws, regulations, rules, codes and standards. Purchaser and Shareholder hereby agree that certain of the consulting work provided with respect to the Software License as described in Section 7.13 may be performed by Seller.

7.2	Time Commitment; Duties. Shareholder agrees to provide Purchaser with consulting services in accordance with the following:

(i)	one hundred seventy-five (175) days in year 1 of the Consulting Term;

(ii)	one hundred thirty-five (135) days in year 2 of the Consulting Term; and

(iii)	one hundred (100) days in year 3 of the Consulting Term.

Shareholder’s duties shall include such functions and duties as he may be required to fulfill from time to time by Purchaser and its Board of Directors relating to the commercialization of the RSDL Technology and the development and application of new products, including the New Products. Shareholder shall make himself available to the Company on such days during the Consulting Term as Purchaser may reasonably require. Shareholder shall perform the Services directly and shall not enter into any subcontract with respect to the Services without the approval of Purchaser.

7.3	Independent Contractor.

(a)

Shareholder is and shall remain at all times an independent contractor and is not, and shall not represent himself to be an agent, joint venturer, partner or employee of Purchaser or to be related to Purchaser in any fashion other than as an independent contractor. Shareholder agrees that it shall not make any representations or engage in any acts which could establish an apparent relationship of agency, joint venture, partnership or employment with Purchaser. For greater certainty, Purchaser shall not be bound in any manner whatsoever by any agreement, warranties or representations made by Shareholder to any other person, firm or Purchaser or by any action of Shareholder, except where Shareholder has first obtained the prior written consent of Purchaser. Nothing contained in this Section 7 is intended to create nor shall be construed as creating an employment relationship between Shareholder and Purchaser.

(b)

Shareholder recognizes that he has the sole responsibility as an independent contractor to comply with all requirements of applicable laws, rules and regulations. Purchaser shall not make any deductions or withholdings for pension plans, employment insurance, taxes or any other similar amounts from the Consulting Fee. It is agreed that Shareholder shall be solely responsible for deducting all applicable Taxes, pension plan deductions, employment insurance premiums and all other relevant deductions from the Consulting Fee and for remitting same to any government authorities as may be prescribed by law. Shareholder hereby indemnifies and holds harmless Purchaser from and against all payments or remittances made and costs incurred by Purchaser in the event that Purchaser is required to make any payments or remittances in respect of the deductions and withholdings referred to in this Section 7.3(b), including but not limited to any Taxes or other costs imposed directly on Purchaser with respect to the Consulting Fee.

(c)

As an independent contractor, Shareholder shall not be entitled to any employment related benefits other than as set forth in this Agreement. With the exception of the Consulting Fee, Shareholder shall have no claim or cause of action against Purchaser for any cause, matter or thing including, without limitation, any claim or cause of action arising out of any alleged employment relationship between Shareholder and Purchaser (which specifically includes any claim for notice, pay in lieu of notice, severance or vacation pay, whether arising by statute or otherwise). It is agreed that the provisions of this paragraph shall survive the termination of this Agreement and shall remain binding on Shareholder.

7.4	Confidential Information.

(a)

Shareholder acknowledges that the nature of Shareholder’s services to Purchaser is such that Shareholder shall have access to information of a confidential and/or trade secret nature which has great value to Purchaser and which constitutes a substantial basis and foundation upon which the business of Purchaser is based. Such information includes, without limitation, (i) trade secrets, inventions, ideas, source and object codes, data, programs, other works of authorship, know-how; (ii) information regarding marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (iii) information regarding the skills and compensation of other employees Purchaser or its affiliates, including but not limited to, their respective business plans or clients (including, without limitation, customer lists and lists of customer sources), or information relating to the products, services, customers, sales or business affairs of Purchaser or its affiliates (the “Confidential Information”)

(b)

Shareholder shall keep all such Confidential Information in confidence during the Consulting Term and at any time thereafter and shall not disclose any of such Confidential Information to any other person, except to the extent such disclosure is (i) necessary to the performance of the Services and in furtherance of Purchaser’s best interests, (ii) required by applicable law, (iii) lawfully obtainable from other sources, or (iv) authorized in writing by a senior officer or the Board of Directors of Seller. Upon termination of Shareholder’s services to Purchaser, Shareholder shall deliver to Purchaser all documents, records, notebooks, work papers, and all similar material containing any of the foregoing information, whether prepared by Shareholder, Purchaser or anyone else.

7.5	Improvements and Inventions.

(a)

Shareholder agrees that any improvements, revisions, modifications, discoveries, inventions, derivative works, enhancements, line extensions, new applications for or changes to the RSDL Technology, whether patented or patentable or otherwise protectable (the “Improvements”) created or developed by Shareholder during the Consulting Term shall be the property of Purchaser and Purchaser shall be the sole owner of all right, title and interest in such Improvements and Shareholder shall have no right, title or interest in such Improvements. Shareholder agrees to transfer and assign any such Improvements to Purchaser without payment of any compensation or royalty. For greater certainty, the items listed in Schedule 7.5 form part of the Improvements.

(b)

The parties agree that any discoveries, developments, inventions, ideas, concepts, products, whether patented or patentable or otherwise protectable (the “Inventions”), relating to decontamination created or developed by Shareholder during the Consulting Term that do not form part of the RSDL Technology shall be the property of Purchaser and Purchaser shall be the sole owner of all right, title and interest in such Inventions and Shareholder shall have no right, title or interest in such Inventions. Shareholder shall transfer and assign any such Inventions to Purchaser. In the event that Purchaser sells an Invention or a product derived from an Invention created or developed by Shareholder (a “New Product”) and,

(i)

such New Product is covered by a valid U.S. patent, Purchaser shall pay to Shareholder a royalty fee of 4% of the Net Sales of such New Product for a period of seven (7) years beginning on the date of the first commercial sale of such New Product, payable quarterly within forty-five (45) days of the end of each quarter of Purchaser; or

(ii)

such New Product is not covered by a valid U.S. Patent, Purchaser shall pay to Shareholder a royalty fee of 2% of the Net Sales of such New Product for a period of seven (7) years beginning on the date of the first commercial sale of such New Product, payable quarterly within forty-five (45) days of the end of each quarter of Purchaser.

(c)

In connection with any Improvement or Inventions, Shareholder further agrees to cooperate and provide Purchaser with any information necessary to assist in the prosecution of any patent applications and to timely execute any papers or documents necessary to file patent applications.

(d)

In the event that Purchaser sells a New Product that was identified and introduced to Purchaser by Shareholder (but developed or created by a third party) during the Consulting Term, Purchaser shall pay to Shareholder a royalty fee of 2% of the Net Sales of such New Product for a period of seven (7) years beginning on the date of the first commercial sale of such New Product, payable quarterly within forty-five (45) days of the end of each quarter of Purchaser.

(e)

Until the later of the end of the RC Term or the month in which the payment of the last payment of Royalty Payments is made, Shareholder agrees to provide Purchaser with prompt notice of the creation or development of any Improvements or Inventions and of the identification of any New Products created or developed by third parties.

7.6

Single Royalty Payment. For greater certainty, in no circumstances shall Shareholder be entitled to a royalty payment pursuant to Section 7.5(b) with respect to a RSDL Product or a New Product if at that time the Shareholder is already entitled to a Royalty Payment pursuant to Section 2.5(a)(vi) with respect to such product.

7.7

Expenses. Purchaser shall reimburse Shareholder for all reasonable travel and lodging expenses incurred or paid by Shareholder in the course of the performance of the Services, upon presentation by Shareholder of documentation, expense statements, vouchers and/or such other supporting information as Purchaser may reasonably request. Notwithstanding the foregoing, any expense to be incurred by Shareholder in excess of Two Thousand Dollars ($2,000.00) must be pre-approved by Purchaser, and Shareholder hereby agrees to provide Purchaser with any documentation required in connection therewith. For greater certainty, Shareholder shall be entitled to fly business class on overseas flights and stay in the hotel that is hosting any relevant trade show or conference, if available; provided, however that Shareholder shall be required to take reasonable steps to purchase a reasonably priced business class ticket.

7.8	Restrictive Covenant.

7.8.1	Each of Seller and Shareholder agrees that during the period from the date of this Agreement through the seventh (7th) anniversary of the Closing Date (the “RC Term”):

(a)

neither Seller nor Shareholder, or any of their Affiliates, shall directly or indirectly, own, finance, manage, operate, control or participate in the ownership, financing, management, operation or control of, be a beneficiary of, be employed by, have any equity interest (whether stock, a partnership interest, a limited liability company interest, a trust interest or otherwise) in, be an officer of, be a participant in, joint venture or partnership with, contract with or be associated or connected in any capacity or in any manner with, or guarantee the obligations of, any Person engaged in or planning to become engaged in, any business that is directly or indirectly (whether through Affiliates or otherwise) manufactures, markets, sells, offers for sale, promotes or distributes any decontamination products in the Territory; provided, however, that this Section 7.8.1(a) shall not prevent Seller or Shareholder from owning stock in and Shareholder from acting as a director of VRS or owning less than 1% of the stock of any publicly traded company;

(b)

neither Seller nor Shareholder, or any of their Affiliates, shall directly or indirectly, manufacture, market, sell, offer for sale, promote or distribute any product for or on behalf of any Person that directly or indirectly manufactures, markets, sells, offers for sale, promotes or distributes any decontamination products in the Territory; and

(c)

neither Seller nor Shareholder, or any of their Affiliates, shall directly or indirectly, manufacture, market, sell, offer for sale, promote or distribute any product that is a derivative or variation of any of the RSDL Products for or on behalf of any Person that directly or indirectly manufactures, markets, sells, offers for sale, promotes or distributes any of the foregoing in the Territory.

7.8.2

In the case of New Products, each of Seller and Shareholder agrees that for a period of seven years from the date of the first commercial sale of a New Product, neither Seller nor Shareholder, or any of their Affiliates, shall directly or indirectly, manufacture, market, sell, offer for sale, promote or distribute any product that is a derivative or variation of such New Product, for or on behalf of any Person that directly or indirectly manufactures, markets, sells, offers for sale, promotes or distributes any of the foregoing in the Territory.

7.9	Non-Solicitation.

7.9.1	Except as permitted in writing by Purchaser, each of Seller and Shareholder agrees that:

(a)

during the RC Term, neither Seller nor Shareholder, or any of their Affiliates, shall directly or indirectly supervise, manage, hire, cause to be hired or otherwise induce any employee, consultant, contractor or any other Person otherwise in the service of or remunerated by Purchaser (each, a “Prohibited Worker”) to leave the employment of Purchaser or induce any Prohibited Worker to terminate his, her or its engagement with Purchaser; or

(b)

for a period of thirty-six (36) months following the last month in which Royalty Payments are paid to the Seller, neither Seller nor Shareholder, or any of their Affiliates shall directly or indirectly supervise, manage, hire or cause to be hired any Prohibited Worker for any reason, or otherwise interfere with any such Prohibited Worker’s employment with Purchaser.

7.10	No Appropriation of Diversion of Business.

                   Each of Seller and Shareholder agree that during the RC Term, neither Seller, Shareholder nor any of their Affiliates shall directly or indirectly appropriate, divert or assist any other Person to appropriate or divert any business or customer away from Purchaser or its Affiliates (or attempt to do any of the foregoing).

7.11	Remedies.

7.11.1

In the event of a breach of this Section 7, if Seller, Shareholder or any of their Affiliates is prevented by a court from committing any further violation, whether by a temporary restraining order, injunction or otherwise, the time periods set forth in this Agreement (for Seller and all of its Affiliates) shall be computed by commencing the periods on the date of the applicable court order and continuing them from that date for the full period provided.

7.11.2

The parties hereto agree that the services to be rendered by Shareholder pursuant to this Section 7 and the rights and privileges granted to Purchaser pursuant to this Section 7 are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that the breach by Shareholder of any of the terms of this Section 7 will cause Purchaser great and irreparable injury and damage. Shareholder hereby expressly agrees that Purchaser shall be entitled to:

(a)

without the necessity for posting any bond, (i) an injunction or injunctions to prevent breaches of the provisions of this Agreement, (ii) enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court having jurisdiction over Seller, and (iii) apply for any other equitable relief available to Purchaser; and

(b)	any other remedy to which Purchaser or its Affiliates may be entitled pursuant hereto or otherwise.

For greater certainty, the remedies in this Section 7.11 are in addition to any remedies of the Purchaser pursuant to Section 9.

7.12	Reasonableness. Seller and Shareholder agree that the covenants contained in Sections 7.8, 7.9 and 7.10 are reasonable with respect to their duration, geographic area and scope.

7.13

License Agreement. Seller and Shareholder hereby grant to Purchaser a non-exclusive, worldwide, perpetual, irrevocable, royalty-free license (the “Software License”) to use, copy, distribute, display, sublicense, sell, offer to sell and rent the proprietary software owned or used by Seller and/or Shareholder that is necessary to complete all reporting requirements under the U.S. Government Contract. For a period of three years from the date hereof, at the request of

Purchaser, Seller and/or Shareholder shall provide Purchaser with training, maintenance and support (collectively, “Support”) with respect to the Software License. Seller and/or Shareholder shall also provide Purchaser with any updates or improvements made to such software. The hours spent by Seller and/or Shareholder providing Support shall be counted towards the required consulting hours in Section 7.2. Seller and/or Shareholder shall not be entitled to any compensation for providing the Support or any updates or improvements.

8.	SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

         Notwithstanding any right of Purchaser (whether or not exercised) to investigate the Business, the affairs of Seller or the accuracy of the representations and warranties of Seller contained in this Agreement and the Ancillary Agreements, Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of Seller contained in this Agreement and the Ancillary Agreements. The representations, warranties, covenants and agreements of Purchaser and Seller contained in this Agreement and the Ancillary Agreements shall survive the Closing (a) until the second anniversary of the Closing Date with respect to all representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing (other than the representations and warranties contained in Sections 4.1, 4.3 and 4.18, which shall survive forever; representations and warranties contained in Section 4.8, which shall survive until 60 days following the longest applicable statute of limitations contained in the Code has expired; or (b) with respect to each other covenant or agreement contained in this Agreement, indefinitely, and no party shall have any liability pursuant to Section 9 with respect to any representation, warranty, covenant or agreement after it terminates pursuant to this Section 8, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a) will continue to survive if notice is given to the other party on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved.

9.	INDEMNIFICATION

9.1

Indemnification by Seller and Shareholder. Seller and Shareholder hereby jointly and severally agree to indemnify and to hold Purchaser and its respective shareholders, directors, managers, officers, employees and agents, subsidiaries and affiliates (the “Indemnified Persons”) harmless from, against and in respect of, and shall on demand reimburse the Indemnified Persons for, any and all Loss suffered or incurred by any of them in connection with or arising from:

(a)	any breach by Seller or Shareholder of any of its or his covenants or agreements in this Agreement or in any Ancillary Agreement;

(b)	any failure by Seller or Shareholder to perform any of its or his obligations in this Agreement or any Ancillary Agreement;

(c)	any breach of any warranty or the inaccuracy of any representation of Seller or Shareholder contained in this Agreement or in any Ancillary Agreement;

(d)

any third party claim in connection with any RSDL Product manufactured or sold or services performed by Seller on or before the Closing Date, except those claims relating solely to a defect in any RSDL Product as a result of the manufacturing of such RSDL Product (as oppose to a defect in the design or specifications);

(e)	any Liabilities of Seller other than the Assumed Obligations;

(f)	any Liabilities relating to the Business to the extent based upon or resulting from actions or omissions occurring on or prior to the Closing Date other than the Assumed Obligations;

(g)

(i) any and all Taxes imposed on Seller, or for which Seller is liable, (ii) all Taxes arising out of a breach of the representations and warranties or covenants contained in Section 4, (iii) any and all Liabilities which may be asserted as a result of Seller’s noncompliance with any bulk transfer or bulk sales Law and (iv) any costs or expenses with respect to Taxes indemnified hereunder;

(h)	any Labor Claim; and

(i)	any Liabilities relating to the Business arising after the Closing Date resulting from the gross negligence or willful misconduct of Shareholder and/or Seller during the Consulting Term.

9.2

Set-Off. Purchaser shall be entitled to set off any amounts owing by Seller and/or Shareholder pursuant to this Agreement, against any amounts owed to Seller and/or Shareholder pursuant to this Agreement.

9.3

Indemnification by Purchaser. Purchaser hereby agrees to indemnify and to hold Seller and Shareholder harmless from, against and in respect of and shall on demand reimburse Seller and Shareholder for any and all Loss suffered or incurred by Seller or Shareholder by reason of (a) any inaccurate representation, breach of warranty or nonfulfillment of any covenant or agreement by Purchaser contained herein, in any Ancillary Agreement or in any certificate, document or instrument delivered to Seller pursuant hereto or thereto or in connection herewith or therewith, (b) the Assumed Obligations, (c) any Liabilities relating to the Business to the extent based upon or resulting from actions or omissions occurring on or after the Closing Date (including any actions taken under Section 2.2), other than any Liabilities arising as a result of the gross negligence or willful misconduct of Shareholder and/or Seller during the Consulting Term and (d) any third party claim in connection with any RSDL Product manufactured by Purchaser on or prior to the Closing Date resulting solely from a defect in the manufacturing of such RSDL Product (as opposed to a defect in the design or specifications).

9.4	Method of Asserting Claims. All claims for indemnification under Section 9 shall be asserted and resolved as follows:

9.4.1

The party claiming indemnification (the “Indemnified Party”) in respect of, arising out of or involving a claim or demand made by a third party against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) to the other party (the “Indemnifying Party”) as soon as reasonably practicable after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party shall promptly mitigate any such prejudice to the extent possible.

9.4.2

If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it acknowledges that as between it and the Indemnified Party, it is responsible for such Third Party Claim, the Indemnifying Party may choose to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but shall continue to pay for any expenses of investigation and any Loss suffered. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If (i) the Indemnifying Party shall not assume the defense of a Third Party Claim with counsel satisfactory to the Indemnified Party within five days of any Claim Notice, or (ii) legal counsel for the Indemnified Party notifies the Indemnifying Party that there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, which, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice prosecution of the defenses available to such Indemnified Party, or (iii) if the Indemnifying Party shall assume the defense of a Third Party Claim and fail to prosecute such defense with reasonable diligence, then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel and control the defense of the Third Party Claim and the Indemnifying Party shall be liable for the reasonable fees, charges and disbursements of counsel employed by the Indemnified Party and the Indemnified Party shall be promptly reimbursed for any such fees, charges and disbursements, as and when incurred. Whether the Indemnifying Party or the Indemnified Party controls the defense of any Third Party Claim, the parties shall cooperate in the defense thereof. Such cooperation shall include the retention and provision to the counsel of the controlling party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall have the right to settle, compromise or discharge a Third Party Claim (other than any such Third Party Claim in which criminal conduct is alleged) without the Indemnified Party’s consent if such settlement, compromise or discharge (i) constitutes a complete and unconditional discharge and release of the Indemnified Party, and (ii) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party.

9.4.3

If any Indemnified Party should have a claim under Section 9 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver notice (an “Indemnity Notice”) with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been actually prejudiced thereby. The Indemnifying Party shall promptly mitigate any such prejudice to the extent practicable. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9 and the Indemnifying Party shall pay such amount to the Indemnified Party on demand. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will in good faith attempt to negotiate a resolution of such dispute.

10.	Conditions Precedent and Termination

10.1

Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the Sale Assets and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

10.1.1

Each of Seller’s and Shareholder’ representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made (except each of the representations and warranties in this Agreement that contains an express materiality qualification which shall be accurate in all respects as of the time of the Closing as if then made).

10.1.2

Each of the covenants and obligations that Seller and Shareholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

10.1.3	Seller shall have obtained the RSDL Consent and the CCC Consent and such consents shall be in full force and effect.

10.1.4	Seller and Purchaser shall have met with individuals from US Med Research ACQ Activity (Fort Deidrich).

10.1.5	Seller shall deliver all other documents required to be delivered pursuant to Section 3.2.

10.1.6

Since the date of this Agreement, there shall not have been commenced or threatened against Purchaser, or against any Affiliate of Purchaser, any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, the transaction contemplated by this Agreement or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the transactions contemplated by this Agreement.

10.1.7

Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Purchaser or any Affiliate of Purchaser to suffer any adverse consequence under (a) any applicable Law or Order or (b) any Law or Order that has been published, introduced or otherwise proposed by or before any governmental body.

10.2

Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Sale Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

10.2.1

Each of Purchaser’s representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

10.2.2

All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations

(considered individually), shall have been performed and complied with in all material respects.

10.2.3	Purchaser shall deliver all the documents required to be delivered pursuant to Section 3.3.

10.2.4

There shall not be in effect any Law or any injunction or other Order that (a) prohibits the consummation of the transactions contemplated by this Agreement and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

10.3	Termination Events. By notice given prior to or at the Closing, subject to Section 10.4, this Agreement may be terminated as follows:

10.3.1	by Purchaser if a material breach of any provision of this Agreement has been committed by Seller or Shareholder and such breach has not been waived by Purchaser;

10.3.2	by Seller if a material breach of any provision of this Agreement has been committed by Purchaser and such breach has not been waived by Seller;

10.3.3	by mutual written consent of Purchaser and Seller; or

10.3.4	by Purchaser if the Closing has not occurred on or before [March] 30, 2005 or such later date as the parties may agree upon, unless the Purchaser is in material breach of this Agreement.

10.4

Effect Of Termination. Each party’s right of termination under Section 10.3 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.3, (i) Seller shall return the Deposit to Purchaser within 48 hours of such termination and (b) all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 10.4 and Section 12 will survive, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

11.	TAX PROCEDURES

11.1

Conveyance Taxes. Any documentary, sales, use, stamp or other similar Taxes and recording and filing fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne by Seller.

11.2

Purchase Price Adjustments. All amounts paid pursuant to this Agreement by one party to another party (other than interest payments, if any) shall be treated by such parties for tax purposes as an adjustment to the Purchase Price to the extent permitted by Law.

12.	MISCELLANEOUS

12.1

Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Seller or Shareholder, to:

          O’Dell Engineering Ltd.
          28 Hilborn Avenue
          Cambridge, Ontario
          N1T 1M7 Canada

          Facsimile No.: (519) 694-9922
          Attn: Mr. Philip C. O’Dell, P.Eng.
                    President

If to Purchaser, to

          E-Z-EM, Inc.
          1111 Marcus Avenue, LL-26
          Lake Success, New York 11590

          Facsimile No.: (516) 302-2918
          Attn: Anthony A. Lombardo

with a copy to:

          Davies Ward Phillips & Vineberg LLP
          625 Madison Avenue, 12th Floor
          New York, New York 10022

          Facsimile No.: (212) 308-0132
Attn: Steven H. Levin, Esq.

         All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 12.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 12.1, be deemed given upon receipt, (iii) if delivered by mail in the manner described above to the address as provided in this Section

12.1, be deemed given upon receipt provided that such notice is sent by certified mail and (iv) if delivered by overnight courier to the address as provided in this Section 12.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 12.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

12.2

Entire Agreement. This Agreement and the Ancillary Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof.

12.3

Expenses. Except as otherwise expressly provided in this Agreement, each party will pay its own costs and expenses, provided that Purchaser shall pay all sales Taxes relating to the purchase and sale of the Sale Assets.

12.4

Public Announcements. Seller and/or Shareholder will not issue or make any statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without Purchaser’s consent.

12.5

Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

12.6	Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

12.7	Currency. All references to dollar amounts in this Agreement are references to U.S. dollars.

12.8

No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Section 9.

12.9

Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by Seller without the prior written consent of Purchaser and any attempt to do so will be void.

         If Purchaser is assigning this Agreement to a Person owning assets having a fair market value at such time at more than $25 million, then Purchaser may assign this Agreement upon written notice to the Seller, provided that Purchaser’s assignee assumes (in writing) the then-outstanding obligations owing hereunder to Seller. Seller hereby consents to any such assignment that includes such an assumption, and acknowledges and agrees that such an assumption shall be deemed to effect a novation and a release of Purchaser with respect to the obligations so assumed by Purchaser’s assignee.

         If Purchaser is assigning this Agreement to a Person owning assets having a fair market value at such time at $25 million or less (a “Covered Assignee”), then Purchaser may assign this Agreement to such Covered Assignee upon written notice to the Seller, provided that the Covered Assignee assumes (in writing) Purchaser’s then-outstanding obligations owing hereunder to Seller. In addition, effective concurrently with such assignment to and assumption by the Covered Assignee, if any, Purchaser hereby guaranties, as a surety and on a contingent basis (i.e., Seller shall first exhaust his remedies against such assignee), the Covered Assignee’s payment of the assumed obligations in favor of Seller. Seller hereby consents to any such assignment that includes such an assumption and guaranty, and acknowledges and agrees that thereafter, Purchaser’s sole remaining obligation under this Agreement shall be pursuant to the guaranty contained in the preceding sentence.

Subject to the preceding sentences of this Section 12.9, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

12.10	Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

12.11

Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

12.12

Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the

State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

12.13

Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum.

12.14	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12.15	Attorneys’ Fees. In the event of any Action arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses from the other party.

[The remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.

E-Z-EM, INC. By: /s/ Anthony A. Lombardo —————————————— Name: Anthony A. Lombardo Title: President and CEO

O’DELL ENGINEERING LTD. By: /s/ Philip C. O’Dell —————————————— Name: Philip C. O’Dell Title: President

/s/ Philip C. O’Dell —————————————— Philip C. O’Dell